SUBADVISORY AGREEMENT

                                   SCHEDULE A


         Compensation pursuant to Paragraph 4 of Subadvisory Agreement shall be calculated in accordance with the following schedule:

         Average Daily Net Assets                                      Rate
         $0 - $500 million*                                           40 bp
         $500 - $1 billion*                                           35 bp
         $1 billion +*                                                30 bp

* When average daily net assets fall within this range, the corresponding rate applies to all assets in any fund subject to this schedule.

The rates set forth above apply to average daily net assets that are subject to the Subadviser's investment discretion. This schedule is NOT retroactive.


AXP Partners Select Value Fund, a series of AXP Partners Series, Inc. AXP Progressive Fund, Inc.


American Express Financial Corporation        GAMCO Investors, Inc.



By:  /s/ Paula R. Meyer                       By:  /s/ Douglas R. Jamieson
     ------------------                            ------------------------
Name:    Paula R. Meyer                       Name:    Douglas R. Jamieson
Title:   Vice President and Managing          Title:   Executive Vice President
         Director







Dated:   April 10, 2002